EXHIBIT 99.A
News
El Paso Corporation Provides Second Quarter 2005 Financial Results
     HOUSTON, TEXAS, August 9, 2005—El Paso Corporation (NYSE:EP) is providing today second quarter 2005 financial and operational results for the company.
Quarterly Highlights
•	For the three months ended June 30, 2005, El Paso reported a net loss available to common stockholders of $246 million, or $0.38 per diluted share, compared with net income of $5 million, or $0.01 per diluted share, for the same period in 2004.

•	Second quarter 2005 earnings results include $489 million of pre-tax impairments and restructuring costs. The impairments include $294 million of impairments of the Macae power project in Brazil as a result of ongoing negotiations with Petrobras. The company also incurred $161 million of impairments related to power assets primarily in Asia and Central America. El Paso expects to report gains on the sales of its Korean power plant and its midstream assets in South Louisiana that are expected to close in the third or fourth quarter.

•	The company’s regulated natural gas pipeline business generated $309 million of earnings before interest and taxes (EBIT). It continues to identify significant organic growth opportunities ranging from supply-driven projects in the Rockies to market-driven expansions in the Northeast and Midwest.

•	El Paso’s production business generated $176 million of EBIT. In July, it made its second deep-shelf discovery in 2005 at West Cameron (WC) Block 62, which is adjacent to its WC Block 75 discovery, announced in the first quarter of this year.

•	El Paso’s debt, net of cash, was $15.9 billion at June 30, 2005, a decrease of $2.7 billion from a year earlier and $1.1 billion from December 31, 2004.

•	During the first six months, the company completed $918 million of asset sales and expects to meet or exceed its debt-reduction targets, inclusive of the financing of the Medicine Bow Energy Corporation acquisition.

“We continue to strengthen our financial position while growing our two core businesses,” said Doug Foshee, president and chief executive officer of El Paso. “Our pipelines delivered great financial results and continued to grow the franchise through significant expansions. Our production business is making good progress and the pending acquisition of Medicine Bow will further our efforts to increase reserve life and enhance drilling inventory.”
Summary Financial Information
Unaudited financial results for the three months ended June 30 are as follows:

Financial Results	Three Months
($ in millions, except per share amounts)	Ended June 30,
	2005	2004
Net income (loss)	($238)	$5
Preferred stock dividends	(8)	—
Net income/(loss) available to common stockholders	$(246)	$5

Earnings/(loss) from continuing operations	(233)	34
Discontinued operations, net of income taxes	$(5)	$(29)

Income/(loss) per share — diluted	$(0.38)	$0.01
Income/(loss) — continuing operations per share	(0.37)	0.05
Discontinued operations per share	$(0.01)	$(0.04)

EBITDA Regulated — pipelines	$417	$409
Non-regulated — production	333	335
Non-regulated — marketing & trading	(29)	(149)
Non-regulated — power	(371)	114
Non-regulated — field services	(2)	31
Other	5	21

Total	$353	$761

EBIT Regulated — pipelines	$309	$308

Financial Results	Three Months
($ in millions, except per share amounts)	Ended June 30,
	2005	2004
Non-regulated — production	176	204
Non-regulated — marketing & trading	(30)	(152)
Non-regulated — power	(381)	102
Non-regulated — field services	(3)	27
Other	(12)	9

Total	$59	$498

Significant items affecting EBIT and EBITDA	$(489)	$(39)

Cash flow from operations	$(41)	$(333)

Selected Balance Sheet Items	As of	As of
($ in millions)	June 30, 2005	December 31, 2004
Total assets	$29,676	$31,383
Cash and cash equivalents	1,540	2,117
Debt and obligations	17,478	19,196
Minority and preferred interests	59	367
Preferred stock	750	—
Common equity	3,050	3,438
Significant Items Impacting EBIT
Significant items that impacted the reported periods are summarized below, and a complete schedule of significant items can be found in the company’s detailed operating statistics at www.elpaso.com in the Investors section.

	Three Months
($ in millions)	Ended June 30,
	2005	2004
Impairments, gain/(loss) on sales of assets and investments	(460)	(33)
Restructuring costs	(29)	(6)
Total significant items impacting EBIT	$(489)	$(39)

Review of Financial Results
For the three months ended June 30, 2005, El Paso reported a net loss available to common stockholders of $246 million, or $0.38 per diluted share, compared with net income of $5 million, or $0.01 per diluted share, for the same period in 2004. Significant items reduced second quarter 2005 EBIT by $489 million and primarily related to impairments of certain assets in the company’s international power portfolio, including the Macae power plant in Brazil. Impairments on asset sales and restructuring costs reduced second quarter 2004 EBIT by $39 million.
Second quarter 2005 results also were negatively impacted by a non-cash, $12-million mark-to-market loss on the $6.00 per MMBtu floors that El Paso purchased and the $9.50 per MMBtu ceilings that El Paso sold to manage price risk for its 2005-2007 natural gas production volumes. The company will continue to highlight the earnings impact of these positions, which had no remaining mark-to-market value at June 30, 2005.
Cash flow from operations for the first six months of 2005 was lower than a year ago by approximately $0.3 billion primarily due to differences in working capital utilization. Results for 2005 include a $0.4-billion prepayment of the western energy settlement, a $0.2-billion payment to assign derivative contracts associated with Cedar Brakes I and II, and $0.2 billion for the settlement of production hedges. In the first six months of 2004, the company experienced a $0.6-billion use of working capital, primarily due to a payment for the western energy settlement. Results for 2004 also included a $0.2-billion contribution from discontinued operations. The company’s liquidity position at June 30, 2005 remained strong at approximately $1.7 billion, compared with $0.9 billion in maturities over the next 12 months.

Business Unit Results
Regulated — Pipelines

	Three Months
($ in millions, except as indicated)	Ended June 30,
	2005	2004
EBIT	$309	$308
Depreciation, depletion, and amortization	108	101
Significant items	2	(1)
Throughput (BBtu/d)	20,316	19,935
Capital expenditures	$192	$222
The pipeline segment reported a $1-million increase in EBIT in the second quarter of 2005 compared with the same period last year primarily due to the contribution from the Cheyenne Plains pipeline, which was placed into service in December 2004, and the favorable impact of a contract settlement on ANR Pipeline. These increases were offset by higher corporate allocated costs.
The pipeline segment generally performed above the company’s expectations for the second quarter of 2005, and El Paso currently anticipates that the pipeline segment will continue to meet its expectations for the remainder of 2005.
Non-Regulated — Production

	Three Months Ended
($ in millions, except as indicated)	June 30,
	2005	2004
EBIT	$176	$204
Depreciation, depletion, and amortization	157	131
Significant items	(2)	(2)

Natural gas sales volumes (MMcf)	57,790	61,535

	Three Months Ended
($ in millions, except as indicated)	June 30,
	2005	2004
Oil, condensate, and natural gas liquids sales volumes (MBbls)	2,260	1,937
Total equivalent sales volumes (MMcfe)	71,351	73,157

Weighted average realized prices including hedges:
Natural gas ($/Mcf)	$5.96	$5.76
Oil, condensate, and natural gas liquids ($/Bbl)	$41.80	$32.57

Per-unit costs ($/Mcfe):
Unit of production depletion costs	$2.05	$1.64
Cash costs [1]	$1.50	$1.13

Total costs	$3.55	$2.77

Capital expenditures [2]	$229	$182

[1]	Includes lease operating costs, production-related taxes, G&A expenses, and other taxes

[2]	Assumes cash basis. 2005 and 2004 include acquisitions of $20 million and $22 million respectively.
The production segment reported lower EBIT in the second quarter of 2005 than in the same period last year, primarily due to decreased production volumes and increased costs, partially offset by higher realized commodity prices. The production segment’s unit-of-production depletion rate was higher than the 2004 level due to higher finding and development costs and the cost of acquired reserves. Per-unit cash costs also rose from a year ago due to lower volumes and an increase in transportation costs, salt water disposal expenses, utilities, and workover activities, which were expensed in the current period. Capital expenditures were higher for the second quarter of 2005 compared with a year ago due to an increased level of drilling.
The production segment performed slightly above the company’s expectations for the second quarter of 2005. Higher-than-expected commodity prices more than offset lower-than-expected production volumes and higher costs. Average daily production volumes during the second quarter of 2005 were approximately 2 percent higher than in the first quarter of 2005. El Paso currently anticipates that the production segment will meet its earnings and cash flow expectations for the remainder of 2005.

The company updated its guidance for 2005 average daily production to be at least 810 MMcfe. This includes approximately 775 MMcfe/d from base operations, approximately 10 MMcfe/d from consolidated Medicine Bow production, and approximately 25 MMcfe/d from Medicine Bow equity volumes. The guidance assumes that the Medicine Bow acquisition closes in the third quarter.
Non-Regulated — Marketing and Trading

	Three Months
($ in millions)	Ended June 30,
	2005	2004
EBIT (loss)	$(30)	$(152)
Depreciation, depletion, and amortization	1	3
Significant items	—	—
The marketing and trading segment reported a smaller loss in EBIT in the second quarter of 2005 than in the same period last year. Second quarter 2005 results were significantly impacted by a $78-million mark-to-market loss on the Cordova tolling agreement as natural gas futures prices increased more than power prices during the quarter. Results in the same period in 2004 were significantly impacted by losses on production hedges. The company currently anticipates that results from this segment will remain volatile as El Paso continues to scale back its trading activities to focus primarily on marketing its equity production.
Non-Regulated — Power

	Three Months
($ in millions)	Ended June 30,
	2005	2004
EBIT (loss)	$(381)	$102
Depreciation, depletion, and amortization	10	12
Significant items	(461)	(30)
The power segment reported an EBIT loss in the second quarter of 2005 compared with EBIT in the same period last year due to higher impairment charges, primarily on the company’s international investments. Operating results for the second quarter of 2005 were lower than 2004 due to the impact of domestic asset sales over the last year. In addition, the international businesses performed below the company’s expectations primarily due to the decision to not recognize earnings from certain of El Paso’s Asian power assets in 2005 based on the planned sale of these assets and the decision to postpone the recognition of revenues from the Macae plant in Brazil in 2005 pending resolution of the company’s ongoing dispute with Petrobras.
Non-Regulated — Field Services

	Three Months
($ in millions)	Ended June 30,
	2005	2004
EBIT	$(3)	$27
Depreciation, depletion, and amortization	1	4
Significant items	(6)	(8)
The field services segment reported an EBIT loss in the second quarter of 2005 compared with EBIT in the same period last year. Results from this segment were lower in the second quarter of 2005 due to the disposition of a significant portion of this segment’s assets in 2004 and early 2005.
The field services segment generally performed consistently with the company’s expectations for the second quarter of 2005.
Corporate and Other
Corporate and other operations reported an EBIT loss of $12 million for the second quarter of 2005, which is $21 million below the same period last year. The EBIT decrease is primarily due to a $27-million charge related to lease terminations.
Tax Rate
The company reported an 18-percent tax rate in the period due primarily to impairments of certain foreign investments for which there was only a partial corresponding income tax benefit as well as foreign income taxed at different rates. Partially offsetting these items were tax benefits recorded on book versus tax differences related to certain of El Paso’s Asian power assets. The company expects to report an ongoing effective book tax rate of between 35 and 38 percent.

Business Segment Operating Statistics
Detailed operating statistics for each of El Paso’s businesses are posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its financial results today beginning at 10:00 a.m. Eastern Daylight Time, 9:00 a.m. Central Daylight Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. A limited number of telephone lines will also be available to participants by dialing (973) 935-8505 ten minutes prior to the start of the webcast. The company requests that those who do not intend to ask questions use the webcast option.
During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section.
The webcast replay will be available online through the Web site in the Investors section. A telephone audio replay also will be available through August 16, 2005 by dialing (973) 341-3080 (access code 6319889). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. El Paso defines EBITDA as EBIT plus depreciation, depletion, and amortization. EBITDA is a measure that indicates a company’s ability to service interest expense and capital expenditures. Net debt is defined as El Paso’s total financing obligations as disclosed on the company’s consolidated balance sheet net of cash and cash equivalents. Net debt is an important measure of the company’s total leverage. Per-unit cash expenses equal total operating expenses less DD&A and other non-cash charges divided by total production. It is a valuable measure of operating efficiency.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to implement and achieve our objectives in the long-range plan, including achieving our debt-reduction targets; changes in reserve estimates based upon internal and third party reserve analyses; our ability to meet production volume targets in our Production segment; uncertainties associated with exploration and production activities; our ability to successfully execute, manage, and integrate acquisitions; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions, including the issuance of equity; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906